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                     January 19, 2021

       Jean-Jacques Charhon
       Chief Financial Officer
       Laureate Education, Inc.
       650 S. Exeter Street
       Baltimore, Maryland 21202

                                                        Re: Laureate Education,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-38002

       Dear Mr. Charhon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services